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                                                                    EXHIBIT 12.1

                               INKTOMI CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO COVER FIXED
                         CHARGES AND PREFERRED DIVIDENDS
                                 (in thousands)

                                                                                                        NINE MONTHS
                                                                 FISCAL YEAR ENDED SEPTEMBER 30,           ENDED
                                                               ------------------------------------       JUNE 30,
                                                                 1998          1999          2000          2001
                                                               --------      --------      --------    ------------
Pre-tax income from continuing operations ................     $(29,915)     $(33,028)     $(23,814)     $(250,663)
Fixed charges ............................................        1,062         2,781         5,254          3,884
                                                               --------      --------      --------      ---------
Earnings available to cover fixed charges ................     $(28,853)     $(30,247)     $(18,560)     $(246,779)
                                                               --------      --------      --------      ---------
Fixed Charges
    Interest on equipment indebtedness ...................     $    605      $  1,694      $  2,252      $     928
    Interest attributable to rental property .............          457         1,087         3,002          2,956
                                                               --------      --------      --------      ---------
                                                               $  1,062      $  2,781      $  5,254      $   3,884
                                                               --------      --------      --------      ---------
Ratio of earnings to cover fixed charges(a) ..............          N/A           N/A           N/A            N/A
Additional earnings required to cover fixed charges ......     $ 29,915      $ 33,028      $ 23,814      $ 250,663

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(a) As earnings were insufficient to cover fixed charges and preferred dividends, if any, no ratio has been presented.